Exhibit 99.1

NEWS RELEASE

Contacts:
Bob Halliday
Chief Financial Officer
978.282.7597
bob.halliday@vsea.com
or
Mary Wright
Director, Investor Relations
978.282.5859
mary.wright@vsea.com

Varian Semiconductor Announces Stock Buyback

GLOUCESTER, MA, October 22, 2004 – Varian Semiconductor Equipment Associates, Inc. (the “Company”) (Nasdaq: VSEA) today announced that its Board of Directors authorized the repurchase of up to 3.5 million shares of the Company’s common stock on the open market. Gary Dickerson, the Company’s chief executive officer, said, “This action reflects our ongoing commitment to enhancing shareholder value.”

As of October 1, 2004, the Company had approximately 36.4 million shares of common stock outstanding.

About Varian Semiconductor Equipment Associates, Inc.

The Company is a leading producer of ion implantation equipment used in the manufacture of semiconductors. The Company is headquartered in Gloucester, Massachusetts, and operates worldwide. The Company maintains a website at www.vsea.com. The information contained in the company’s website is not incorporated by reference into this release, and the website address is included in this release as an inactive textual reference only.

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VSEA Announces Stock Buyback	Page 2	October 22, 2004

Note: Statements in this press release regarding the Company’s intention to repurchase shares of its common stock from time to time under the stock repurchase program, the intended use of any repurchased shares and the source of funding are forward-looking statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the market price of the Company’s stock prevailing from time to time, the nature of other investment opportunities presented to the Company from time to time, the Company’s cash flows from operations, general economic conditions, and other factors identified in the Company’s Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q filed with the SEC.

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